Exhibit 5.1

March 21, 2011

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Ladies and Gentlemen:

We have advised Virginia Commerce Bancorp, Inc., a Virginia corporation (the “Company”), in connection with its issuance and sale of an aggregate of 426,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), Series A common stock purchase warrants to purchase up to an aggregate of 426,000 shares of Common Stock (the “Series A Warrants”), Series B common stock purchase warrants to purchase up to an aggregate of 426,000 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) and shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares, the “Securities”) pursuant to the Registration Statement on Form S-3, Registration No. 333-167263 (the “Registration Statement”) declared effective by the Securities and Exchange Commission (the “Commission”) on June 15, 2010, under the Securities Act of 1933, as amended (the “Act”), the related prospectus included therein and the prospectus supplement (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) promulgated under the Act. The Company will issue the Shares and Warrants pursuant to that certain Securities Purchase Agreement, dated March 21, 2011, among the Company and the purchasers identified on the signature pages thereto (the “Securities Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date, and the Bylaws of the Company, (ii) the resolutions of the Board of Directors of the Company (the “Board”) with respect to the offering of the Securities and certain related matters and (iii) the Registration Statement and exhibits thereto, including the Prospectus Supplement comprising a part thereof.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals

ATLANTA     CHICAGO     HONG KONG     LONDON     NEW YORK     NEWARK     NORFOLK     ORANGE COUNTY     PORTLAND

RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

Virginia Commerce Bancorp, Inc.

March 21, 2011

thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Upon the basis of such examination, we advise you that, in our opinion:

1.	The Shares have been duly authorized and, when paid for in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2.	The Warrants, when issued and delivered by the Company in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and legally binding obligations of the Company.

3.	The Warrant Shares have been duly authorized and reserved for issuance and, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

The opinions expressed above are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law (regardless of whether arising prior to, or after, the date hereof), and principles limiting the availability of the remedy of specific performance or injunctive relief, (iii) concepts of good faith, fair dealing and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy. We also express no opinion concerning the enforceability of (a) the choice of Virginia law in the Securities Purchase Agreement under the laws of any jurisdiction other than Virginia or (b) the waiver of rights or defenses contained in the documents establishing the Securities.

We are members of the bar of the Commonwealth of Virginia and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, Virginia), municipal law or the laws of any local agencies within any state (including, without limitation, Virginia). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Virginia Commerce Bancorp, Inc.

March 21, 2011

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about March 22, 2011, which will be incorporated by reference in the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Validity of Securities.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person.

Very truly yours,

/s/ Troutman Sanders LLP